[SUNRISE LOGO GRAPHIC OMITTED]


NEWS RELEASE                                                 Contact:  Lisa Mayr
For Immediate Release                                   Vice President, Investor
May 8, 2007                                        Relations and Capital Markets
                                                                  (703) 744-1787


       SUNRISE ANNOUNCES NEW GLOBAL GROWTH TARGET AND REPORTS PRELIMINARY
          SELECTED FINANCIAL AND OPERATING DATA FOR FIRST-QUARTER 2007

      McLean, Va.--Sunrise Senior Living, Inc. (NYSE: SRZ), today reported preliminary selected financial and operating data for the quarter ended March 31, 2007.

      "Despite the frustrations surrounding our lengthy accounting review, we are encouraged by the high demand from both consumers and capital investors for our high quality properties," said Paul Klaassen, chairman and CEO of Sunrise Senior Living. "As a result, we are increasing our investment in development. With 42 communities already under construction, we expect to increase capacity by more than 6,300 residents or 12 percent within the next 18 months, and between now and the end of 2009 we are targeting breaking ground on new communities with capacity for over 15,000 residents, bringing worldwide capacity to over 73,000 residents."

Operational Highlights

      o As of March 31, 2007, Sunrise operated 444 communities with capacity for more than 52,000 residents, located in the United States, Canada, Germany and the United Kingdom.

      o During the quarter, Sunrise opened four new communities and began construction on five new communities. The company had 42 communities under construction, with capacity for more than 6,300 residents. Sunrise has added to its development team to increase development pace and expects to expand its growth from development going forward.

      o Revenue under management increased 6.4 percent to $564.8 million. Revenue under management includes revenues generated by Sunrise's consolidated communities, communities owned in unconsolidated ventures and communities owned by third parties that are managed by Sunrise. The prior-year first quarter included approximately $47.1 million in revenues related to the management contracts that were bought out by Five Star Quality Care, Inc. during 2006. Excluding the first quarter 2006 revenue under management attributable to these management agreements, revenue under management grew nearly 17 percent. Revenues under management grew due to stabilization of new properties opened during the prior year, new openings, acquisitions and increases in average daily rate.

      o     Same-community  revenues  continued  to  grow  during  the  quarter, increasing  5.1  percent  to  $248.0  million  as  compared  to  the prior-year first quarter. Same-community revenues consist of revenues from all communities in which Sunrise has an ownership interest (i.e., consolidated communities and venture communities) and that were stabilized in the first quarter of 2007 and 2006. Growth in same community revenues was driven by price increases as well as offering additional services to residents.

      o The same-community occupancy rate was strong at 92.6 percent. Occupancy rates were down over the prior-year first quarter due to exceptionally high rates in the prior year.

      o     Average daily rate for the same-community  owned portfolio increased
            6.6 percent over the prior-year first quarter to $149.35. Rates grew through increases in resident fees and extended care fees.

      o Same-community operating expenses increased 6.5 percent over the prior-year first quarter. Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent. The increase in same-community operating expense was due to increases in property insurance premiums, taxes, administration and maintenance expense.

      o On January 11, 2007, Sunrise and Prudential Real Estate Investors (PREI(R)) announced the formation of a $1 billion joint venture to develop an estimated 18 assisted living communities in the United Kingdom. This new development venture will add to the 15 UK communities already opened and 14 communities under development, of which 4 are under construction.

      o At quarter-end, Sunrise had approximately $215 million in cash and cash equivalents and approximately $130 million in debt, excluding the impact from Sunrise's accounting review.

      Sunrise's management believes that total revenue under management and total same-community revenues, average daily rate, occupancy and expenses are useful indicators of trends in Sunrise's management business. For such data broken down by consolidated communities and unconsolidated ventures, please refer to the Supplemenetal Information attached. The preliminary financial data and operating metrics provided herein are not necessarily indicative of the results of operations of the company for the three months ended March 31, 2007 and 2006. Because the company's restatement of its financial statements, as further discussed below, has not been completed, Sunrise is unable at this time to provide a reasonable estimate either of its first quarter 2007 or first quarter 2006 results of operations.

Update on Pending Restatement

      As previously disclosed, Sunrise is undergoing the restatement of its financial statements for the years ended December 31, 2003, 2004 and 2005. There has been no significant change to the previously disclosed cumulative impact of the restatement on net income for all periods impacted; however, Sunrise is unable at this time to provide the precise impacts of the restatement because the restatement has not yet been finalized. In addition to the previously disclosed restatement adjustments, the company has determined that two previously unconsolidated Sunrise development ventures (six communities) and three previously unconsolidated Greystone development ventures (three communities) will need to be consolidated under Financial Accounting Standards Board Interpretation 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, as revised ("Fin 46(R)") at December 31, 2005. The consolidation of these ventures will increase the company's consolidated revenues and expenses but will not impact the previously disclosed cumulative impact of the restatement on net income for all periods impacted. The company is continuing to review with Ernst & Young LLP, the company's independent registered public accountants, whether any other previously unconsolidated ventures need to be consolidated under FIN 46(R).

      In addition, as previously announced, the board of directors has appointed a special independent committee to review certain insider sales of Sunrise stock, the company's historical practices related to stock option grants and the facts and circumstances relating to the historical accounting treatment of certain categories of transactions in the pending restatement of the company's financial statements. The special independent committee has retained independent outside legal counsel to assist in its review. The special independent committee's review is ongoing.

      Sunrise also previously announced that it has received comments from the Securities and Exchange Commission (SEC) with respect to certain filings, including its Form 10-K, as originally filed for the year ended December 31, 2005. Sunrise has responded to these comments and as part of the comment process will submit preliminary recast 2005 financial information to the SEC for its review (which will include a summary of the items to be restated and their anticipated impact). Once the SEC's review of these materials is completed,
Sunrise will prepare full financial statements, including footnotes and disclosures, for completion of Sunrise's restated 2005 Form 10-K. Adjustments for periods prior to 2003 will be reflected in the opening balance for retained earnings in 2003. The filing of the restated 2005 Form 10-K will also require completion or substantial completion by the special independent committee of its review.

      Sunrise expects to file its 2006 Form 10-Qs, its Form 10-Q for the first quarter of 2007 and its Form 10-K for the fiscal year ended December 31, 2006 as soon as possible following the filing of the restated 2005 Form 10-K. The company is not able to predict at this time the timing of these steps or when these filings will be made.

      Sunrise is also continuing to cooperate fully with the SEC's information requests and review of matters raised in the media reports prompted by the letter from Service Employees International Union (SEIU).

Conference Call Information

      Sunrise will host a conference call today (Tuesday, May 8, 2007) at 10:00 a.m. ET to discuss the company's preliminary selected financial and operating data. Paul Klaassen, chairman and chief executive officer, Thomas Newell, president and Tiffany Tomasso, chief operating officer, will host the call. The call-in number for the conference call is (800) 289-0533 or (913) 981-5525 (no password required). Those interested may also go to the Investor Relations section of the company's Web site, www.sunriseseniorliving.com, to listen to the call. A telephone replay of the call will be available until May 15, 2007 by dialing (719) 457-0820 or (888) 203-1112 (passcode: 8773964). The live broadcast of the conference call will also be available on-line at the company's Web site in the Investor Relations section. The on-line replay will follow shortly after the call and continue through August 8, 2007.

About Sunrise

      Sunrise Senior Living, a McLean, Va.-based company, employs approximately 40,000 people. As of March 31, 2007, Sunrise operated 444 communities in the United States, Canada, Germany and the United Kingdom, with a combined capacity for more than 52,000 residents. At quarter end, Sunrise also had 42 communities under construction in these countries with a combined capacity for more than 6,300 additional residents. Sunrise offers a full range of personalized senior living services, including independent living, assisted living, care for individuals with Alzheimer's and other forms of memory loss, as well as nursing, rehabilitative and hospice care. Sunrise's senior living services are delivered by staff trained to encourage the independence, preserve the dignity, enable freedom of choice and protect the privacy of residents. To learn more about Sunrise, please visit http://www.sunriseseniorliving.com.

Forward-Looking Statements

Certain matters discussed in this press release, including as to the anticipated cumulative impact on net income of the restatement, the timing of completion of the restatement and filing of Sunrise's restated 2005 Form 10-K, Form 10-Qs for the first three quarters of 2006 and the first quarter of 2007 and 2006 Form 10-K and the company's planned expansion of its development program, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Sunrise believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, there can be no assurances that its expectations will be realized. Sunrise's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including, but not limited to, identification of any additional matters requiring restatement, the length of time needed for Sunrise to complete the restatement, and for Ernst & Young LLP to complete their procedures for any reason, including the detection of new errors or adjustments, the time required for the special independent committee to complete its review and for the company to clear comments with the SEC, development and construction risks, acquisition risks, licensing risks, business conditions, competition, changes in interest rates, our ability to manage our expenses, market factors that could affect the value of our properties, the risks of downturns in general economic conditions, satisfaction of closing conditions, availability of financing for development and acquisitions and other risks detailed in the company's annual report on Form 10-K filed with the SEC. The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                           Sunrise Senior Living, Inc.
                            Supplemental Information
                              As of March 31, 2007
                    ($ in millions except average daily rate)

                                                                  Communities       Resident Capacity
                                                               -----------------   -------------------
                                                                Q1 07     Q1 06     Q1 07     Q1 06
                                                               -------   -------   -------   -------
Community Data (1)
  Communities managed for third-party owners                       193       200    23,247    26,283
  Communities in ventures                                          188       162    20,911    17,025
  Communities consolidated                                          63        61     8,152     7,979
                                                               -------   -------   -------   -------
         Total communities operated (2)                            444       423    52,310    51,287
                                                               =======   =======   =======   =======

Percentage of Total Operating Portfolio
   Assisted Living                                                                        72%          67%
   Independent Living                                                                     23%          24%
   Skilled Nursing                                                                         5%           9%
                                                                                      ------       ------
         Total                                                                           100%         100%
                                                                                      ======       ======

Selected Operating Results

Same-Community Owned Portfolio Operating Results (3)                       Q1 07      Q1 06       %Change
                                                                          ------      ------       ------
        Number of communities                                                181         181           --
        Resident capacity                                                 19,468      19,468           --

Same-Community Revenue
        Communities in ventures                                           $156.4      $147.6          6.0%
        Communities consolidated                                            91.6        88.4          3.6%
                                                                          ------      -----        ------
 Total same-community revenue                                             $248.0      $236.0          5.1%
                                                                          ======      ======       ======

Same-Community Expense (4)
        Communities in ventures                                            $97.4      $90.5           7.6%
        Communities consolidated                                            70.0       66.7           5.0%
                                                                          ======      ======       =====
 Total same-community expense                                             $167.4      $157.2          6.5%

Occupancy
        Communities in ventures                                             93.9%       94.8%        -0.9%
        Communities consolidated                                            90.6%       92.9%        -2.5%
Total average occupancy                                                     92.6%       94.0%        -1.5%

Average Daily Rate (5)
        Communities in ventures                                          $155.56     $145.22          7.1%
        Communities consolidated                                         $139.78     $132.16          5.8%
Total average daily rate                                                 $149.35     $140.04          6.6%

Total Portfolio Revenues under Management (6)                             Q1 07       Q1 06
                                                                          ------      ------
       Communities managed for third-party owners                         $226.9      $249.6         -9.1%
       Communities in ventures                                             236.2       188.6         25.2%
       Communities consolidated                                            101.7        92.4         10.1%
                                                                          ------      ------       ------
             Total revenue of communities under management                $564.8      $530.6         6.4%
                                                                          ======      ======

Number of Development Communities to be Opened
  (Resident Capacity)
                                                                Q2 07      Q3 07       Q4 07       Q1 08
                                                               ------     ------      ------       -----
Consolidated communities (7)                                     1(77)     1(256)         --        3(273)
Venture communities                                             8(839)     3(255)      4(390)       2(188)
Managed communities (8)                                            --      2(449)      4(992)

Notes


(1) Community data does not reflect any potential changes in categories for communities impacted by the accounting review.

(2) During the first quarter of 2007, Sunrise opened four communities and assumed management of one community. There was also one management contract terminated in the first quarter.

(3) Same-community owned portfolio consists of all communities in which Sunrise has an ownership interest and that were stabilized in the first quarter of 2007 and 2006. This includes consolidated and venture communities.

(4) Same-community operating expense excludes management fees paid to Sunrise with respect to same-community ventures in order to make comparisons between consolidated and venture communities consistent.

(5)   Average daily rate excludes community fees.

(6) Includes revenue for all communities operated by Sunrise, excluding revenues from hospice care and Sunrise At Home.

(7) Communities are expected to be acquired by a third party or venture prior to opening.

(8)   Includes  communities   developed  by  Greystone   Communities,   Inc.,  a
      wholly-owned subsidiary.